Exhibit 99.1

Media Contact Maria Slippen Hill & Knowlton 212 885 0505 mslippen@hillandknowlton.com	Investor Contact: Robert S. Schneider U.S.I. Holdings Corporation 914 747 8702 bob.schneider@usi.biz

U.S.I. Holdings Corporation Closes

Acquisition of BMI Insurance Services, Inc.

Briarcliff Manor, NY,—October 8, 2003—U.S.I. Holdings Corporation (“USI”), (NASDAQ: USIH) announced today that they have consummated the acquisition of all the issued and outstanding capital stock of Long Beach, CA-based BMI Insurance Services, Inc. (“BMI”). Terms of the transaction were not disclosed.

Founded in 1918 by Berry Merritt, Sr., BMI provides property and casualty insurance and employee benefits to small and mid-sized businesses and to individuals. BMI has offices in Long Beach, California. BMI brings a wealth of expertise to property owners and property managers and has developed specialized products and strategies for this particular market segment. BMI’s clients will also have access to the fully integrated products and services provided by USI.

This acquisition will be fully integrated with USI’s existing Southern California operations and is expected to contribute approximately $4,800,000 of revenues to USI over the next twelve months.

Commenting on the transaction, David L. Eslick, USI’s Chairman, President and CEO, said, “USI is committed to continued growth through the acquisition of strong agencies that have demonstrated an ability to provide solutions to their clients. BMI has been providing solutions to satisfied clients in Southern California since 1918. We are very pleased to welcome to USI this organization of such talented and reputable employees. In addition, we are pleased to continue to expand USI’s presence in Southern California.”

Also commenting on the news, Chris Rodenfels, President of BMI said “USI is a great fit for our clients and employees. We have already started working on integrating USI’s financial services capabilities with our existing clients needs. We also look forward to the increased marketing capabilities USI brings to our Property Owner and Managers Program.”

This press release may contain certain statements relating to future results that are forward-looking statements. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described herein: the risk that BMI’s business will not be integrated successfully; the risk that the anticipated contributions of BMI are not achieved; and other economic, business and competitive factors affecting BMI’s business generally. Further specific information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

About U.S.I. Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states.